Exhibit 3.139

State of Delaware Secretary of State Division of Corporations Delivered 02:36 PM 09/30/2009 FILED 02:36 PM 09/30/2009 SRV 090897882 - 3204060 FILE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A LIMITED

LIABILITY COMPANY PURSUANT TO SECTION 18-214

OF THE LIMITED LIABILITY COMPANY LAW

To the Secretary of State

State of Delaware

First: The jurisdiction where the corporation was first incorporated is Delaware.

Second: The jurisdiction immediately prior to filing this Certificate of Conversion is Delaware.

Third: The date the corporation was first incorporated was March 30, 2000.

Fourth: The name of the corporation immediately prior to filing this Certificate of Conversion is National Specialty Clinics, Inc.

Fifth: The name of the Limited Liability Company as set forth in its Certificate of Formation is National Specialty Clinics, LLC.

/s/ Pam Burke

Name:	Pam Burke
Title:	Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 02:36 PM 09/30/2009 FILED 02:36 PM 09/30/2009 SRV 090897882 - 3204060 FILE

CERTIFICATE OF FORMATION

OF

NATIONAL SPECIALTY CLINICS, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company (hereinafter called the “company”), under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1. The name of the company is NATIONAL SPECIALTY CLINICS, LLC.

2. The address of the registered office and the name and the address of the registered agent of the company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.

Executed on September 30, 2009.	/s/ Pam Burke

Pam Burke, Authorized Person